Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TURNING POINT BRANDS, INC.

May 12, 2016

Turning Point Brands, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

The name of the Corporation is Turning Point Brands, Inc. The original certificate of incorporation of the Corporation was filed under the name North Atlantic Holding Company, Inc. with the office of the Secretary of State of the State of Delaware on January 28, 2004, amended on August 18, 2008, further amended and restated on September 24, 2015 and further amended on November 4, 2015 and on April 28, 2016.

This Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

This Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST:   The name of the corporation is Turning Point Brands, Inc.

SECOND:   The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, postal 19801.  The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH:   The Corporation is authorized to issue three classes of stock designated, respectively, as voting common stock (“Voting Common Stock”), non-voting common stock (“Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”) and preferred stock (“Preferred Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is two hundred forty million (240,000,000). The total number of shares of Voting Common Stock that the Corporation is authorized to issue is one hundred ninety million (190,000,000), with a par value of $0.01 per share, the total number of shares of Non-Voting Common Stock that the Corporation is authorized to issue is ten million (10,000,000), with a par value of $0.01 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is forty million (40,000,000), with a par value of $0.01 per share.

FIFTH:   The rights, preferences, privileges and restrictions granted or imposed upon the Voting Common Stock and the Non-Voting Common Stock are as follows:

A.           Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Voting Common Stock and Non-Voting Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding Voting Common Stock and Non-Voting Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Voting Common Stock and Non-Voting Common Stock held by each such holder as of the record date of such dividend, as if the two classes of stock constituted a single class.

B.            Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Voting Common Stock and Non-Voting Common Stock pro rata in accordance with the number of shares of Voting Common Stock and Non-Voting Common Stock held by each such holder, as if the two classes of stock constituted a single class.

C.            Each holder of Voting Common Stock shall be entitled to one (1) vote for each share of Voting Common Stock held by such holder. Each holder of Voting Common Stock and Non-Voting Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required by law and paragraph D below, each share of Non-Voting Common Stock shall not entitle the holder thereof to any voting rights, including, but not limited to, any right to approve any increase or decrease (but not below the number of shares then outstanding) in the number of authorized shares of Non-Voting Common Stock irrespective of the provisions of Section 242(b)(2) of the DGCL. The number of authorized shares of Voting Common Stock, Non-Voting Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Voting Common Stock, Non-Voting Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

D.            The holders of Non-Voting Common Stock shall be entitled to vote on matters involving amendments to the terms of the Non-Voting Common Stock that would significantly and adversely affect the rights or preferences of the Non-Voting Common Stock, including, without limitation, with respect to the convertibility thereof, any such amendments to which shall require the affirmative vote of a majority of the outstanding shares of the Non-Voting Common Stock, voting as a separate class.

E.             Each outstanding share of Non-Voting Common Stock may be converted into one fully paid and nonassessable share of Voting Common Stock upon the determination of the Board of Directors, which may be made in its sole discretion.

(i) The conversion right provided in this paragraph (E) shall be exercised by the delivery of a written notice (the “Conversion Notice”) of the election by the Secretary of the Corporation to the holder of shares of Non-Voting Common Stock (the “Converted Holder”) to be converted.  Subject to prior approval by the Board of Directors, the Conversion Notice shall be countersigned by the Converted Holder, and an officer of the Corporation shall deliver such countersigned Conversion Notice to the office of the transfer agent of the Corporation (the “Transfer Agent”) during normal business hours together with (if so required by the Corporation or the Transfer Agent) an instrument of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such Converted Holder or his duly authorized attorney, and funds in the amount of any applicable transfer tax (unless provision satisfactory to the Corporation is otherwise made therefor), if required pursuant to subparagraph (iii).

(ii) As promptly as practicable after the delivery of a Conversion Notice to the Transfer Agent and the payment in cash of any amount required by the provisions of subparagraphs (i) and (iii), the Corporation will deliver or cause to be delivered at the office of the Transfer Agent to or upon the written order of the Converted Holder, a confirmation of book-entry transfer of shares representing the number of fully paid and non-assessable shares of Voting Common Stock issuable upon such conversion, issued in such name or names as the Converted Holder may direct by written notice to the Corporation. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the delivery of the Conversion Notice to the Transfer Agent, and all rights of the Converted Holder shall cease with respect to such shares of Non-Voting Common Stock at such time and the person or persons in whose name or names the shares of Voting Common Stock issued upon conversion shall be treated for all purposes as having become the record holder or holders of such shares of Voting Common Stock at such time; provided, however, that any delivery of a Conversion Notice and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the shares Voting Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

(iii) The issuance of shares of Voting Common Stock upon conversion of shares of Non-Voting Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such shares to be issued upon conversion are to be issued in a name other than that of the Converted Holder, the person or persons to whom such shares are to be issued shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid.

(iv) When shares of Non-Voting Common Stock have been converted, they shall be cancelled and become authorized but unissued shares of Non-Voting Common Stock.

SIXTH:  The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

SEVENTH:   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the by‑laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate of Incorporation.

B.             The directors of the Corporation need not be elected by written ballot unless the by‑laws so provide.

C.            Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D.            Special meetings of stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board.  For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

E.            An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

EIGHTH:

A.            Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.  The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall have a term of office to expire at the Corporation’s next annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

B.            A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board of Directors, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

C.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, with each director to hold office until his or her successor shall have been duly elected and qualified.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D.            Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by‑laws of the Corporation.

E.             Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

NINTH:   The Board of Directors is expressly empowered to adopt, amend or repeal by‑laws of the Corporation.  Any adoption, amendment or repeal of the by‑laws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board.  The stockholders shall also have power to adopt, amend or repeal the by‑laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then‑outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by‑laws of the Corporation.

TENTH:   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (D) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ELEVENTH:   The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal this Certificate of Incorporation.

TWELFTH:    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or bylaws, or (D) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (A) through (D) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.  If any provision or provisions of this Article TWELFTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TWELFTH (including, without limitation, each portion of any sentence of this Article TWELFTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

THIRTEENTH:   In order to preserve the rights of  the Corporation or any “Subsidiary” (as hereinafter defined) to distribute certain products pursuant to the “Distribution Agreements” (as hereinafter defined),  “Restricted Investors” (as hereinafter defined) shall not own (whether of record or beneficially) more than the “Permitted Percentage” (as hereinafter defined) of any class of capital stock of the Corporation at any time outstanding, and the provisions contained in this Article THIRTEENTH shall apply to the extent necessary to prevent the loss by the Corporation or any Subsidiary of such rights. The Board of Directors (or any duly constituted committee thereof) is specifically authorized to make all such reasonable determinations as shall be necessary to implement the provisions of this Article THIRTEENTH set forth below.

A.            For the purposes of this Article THIRTEENTH, the following terms shall have the following meanings:

1.          “Bolloré” shall mean Bolloré Technologies, S.A., a corporation organized under the laws of the Republic of France.

2.          “Bolloré Competitor” shall mean any Entity that directly or indirectly manufactures, sells, markets, distributes or otherwise promotes cigarette paper booklets, filter tubes, injector machines or filter tips in the Territory.

3.          “Distribution Agreements” shall mean the Amended and Restated Distribution and License Agreements dated as of November 30, 1992 between Bolloré and North Atlantic Operating Corporation, Inc., a Delaware corporation and subsidiary of the Corporation, relating to (i) the United States  and (ii) Canada, each as amended by a Restated Amendment dated June 25, 1997 and Amendments dated respectively October 22, 1997, October 7, 1999,  October 20, 1999, June 19, 2002, February 28, 2005 and April 20, 2006, and the License and Distribution Agreement, dated March 19, 2013, between Bolloré and  North Atlantic Operating Corporation, Inc., in each case as so amended and as may hereafter be amended, modified or superseded, and any other related agreements between or among such parties.

4.          “Entity” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

5.          “Equity Interest” means the ownership of any class of equity security of an Entity (whether common or preferred and whether voting or non-voting), any security that is convertible into any class of equity security of an Entity (including, but not limited to any warrant, option, convertible note or contract right to acquire any equity security) or any partnership or other equity ownership interest in an Entity.

6.          “Fair Market Value” shall mean the average Market Price of one share of stock for the 30 consecutive trading days next preceding the date of determination. The “Market Price” for a particular day shall mean (i) the last reported sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange, Inc.  (“NYSE”) composite tape; and (ii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE, as reported on the consolidated reporting system of the principal national securities exchange (then registered as such pursuant to Section 6 of the Securities Exchange Act of 1934, as amended) on which the Common Stock is then listed or admitted to unlisted trading privileges; and (iii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE or any national securities exchange, as included for quotation through the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) National Market System; and (iv) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE or on any national securities exchange, and is not then included for quotation through the NASDAQ National Market System, (x) the average of the closing “bid” and “asked” prices on such day in the over-the-counter market as reported by NASDAQ or, (y) if “bid” and “asked” prices for the Common Stock on such day shall not have been reported on NASDAQ, the average of the “bid” and “asked” prices for such day as furnished by any NYSE member firm regularly making a market in and for the Common Stock. If the Common Stock ceases to be publicly traded, the Fair Market Value thereof shall mean the fair value of one share of Common Stock as determined in good faith by the Board of Directors, which determination shall be conclusive.

7.          “Permitted Percentage” shall mean 14.9%.

8.          “Redemption Securities” shall mean interest bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest and having such other payment terms designed to ensure, in the Corporation’s determination, that the discounted present value of such promissory notes at the date of issuance is substantially equivalent to the Redemption Price (as hereinafter defined) as if paid in cash.

9.          “Restricted Investor” means (i) any Bolloré Competitor, (ii) any Entity that owns more than a 20% Equity Interest in any Bolloré Competitor, or (iii) any person who serves as a director or officer of, or any Entity that has the right to appoint an officer or director of, any Bolloré Competitor or of any Entity that owns more than a 20% Equity Interest in any Bolloré Competitor.

10.        “Subsidiary” shall mean any Entity 50% or more of whose Equity Interests are owned, directly or indirectly, by the Corporation.

11.        “Territory” means the United States, the District of Columbia, the territories, possessions and military bases of the United States and the Dominion of Canada.

B.             Restrictions on Issuance and Transfer.  Any purported issuance (including upon the exercise, conversion or exchange of any securities of the Corporation) or transfer of any shares of any class of capital stock of the Corporation that would result in the ownership by any Restricted Investor, in the aggregate, of a percentage of the outstanding shares of such class of capital stock in excess of the Permitted Percentage shall, to the fullest extent permitted by applicable law and for so long as such excess exists, be ineffective as against the Corporation, and neither the Corporation nor its transfer agent shall register such purported transfer or issuance on the stock transfer records of the Corporation, and neither the Corporation nor its transfer agent shall be required to recognize the purported transferee or owner as a stockholder of the Corporation for any purpose whatsoever, except to the extent necessary to effect a further transfer to a person who is not a Restricted Investor and for purposes of effecting any remedy available to the Corporation, in each case consistent with the policy and provisions of this Article THIRTEENTH.

C.             No Voting Rights; Temporarily Withholding Payments of Dividends and Other Distributions.  If on any date (including any record date) ownership by any Restricted Investor (including ownership resulting from the exercise, conversion or exchange of securities of the Corporation), in the aggregate, of the outstanding capital stock of any class of the Corporation exceeds the Permitted Percentage, the Corporation shall determine in the manner prescribed below which shares owned by such Restricted Investor constitute such excess (the “Excess Shares”), and the Excess Shares shall (so long as such excess exists) not have any voting rights, and the Corporation may (so long as such excess exists) temporarily withhold the payment of dividends and the sharing in any other distribution (upon liquidation or otherwise) in respect of the Excess Shares; provided, however, that any such dividend or distribution shall be set aside for payment to the owners of the Excess Shares when such shares are no longer owned by a Restricted Investor. The determination of those shares that constitute Excess Shares shall be made solely by reference to the date or dates on which such shares were acquired by a Restricted Investor (which, in the event such shares were acquired upon the exercise, conversion or exchange of securities, shall be deemed to be the date of such exercise, conversion or exchange), starting with the most recent acquisition of shares of capital stock by a Restricted Investor and including, in reverse chronological order of acquisition, all other acquisitions of shares of capital stock by the Restricted Investor from and after the acquisition of those shares of capital stock by the Restricted Investor that first caused the Permitted Percentage to be exceeded, the determination by the Corporation as to those shares that constitute Excess Shares shall be determined by reference to bona fide records maintained by the Corporation’s transfer agent and shall be conclusive and binding on the Restricted Investor in all respects.

D.            Redemption of Stock.  Excess Shares shall be subject to redemption by the Corporation (by action of the Board of Directors, in its discretion) to the extent necessary to reduce the aggregate number of shares of such capital stock owned by Restricted Investors to the Permitted Percentage.  The terms and conditions of such redemption shall be as follows:

1.          the per share redemption price to be paid for the Excess Shares (the “Redemption Price”) shall be the sum of (i) the Fair Market Value of such shares of capital stock plus (ii) an amount equal to the amount of any dividend or distribution declared in respect of such shares prior to the date on which such shares are called for redemption and which amount has been withheld by the Corporation pursuant to paragraph C of this Article THIRTEENTH;

2.          the Redemption Price shall be paid either in cash (by bank or cashier’s check) or by the issuance of Redemption Securities, as determined by the Board of Directors, in its discretion;

3.          the Excess Shares to be redeemed shall be selected in the same manner as provided in paragraph C of this Article THIRTEENTH and shall not exceed the number necessary to reduce the percentage of shares of capital stock owned by the Restricted Investor, in the aggregate, to the Permitted Percentage; provided that the Corporation may adjust upward to the nearest whole share the number of shares to be redeemed so as not to be required to redeem or issue fractional shares;

4.          written notice of the date of redemption (the “Redemption Date”) together with a letter of transmittal to accompany certificates evidencing shares of stock which are surrendered for redemption shall be given either by hand delivery or by overnight courier service first class mail, postage prepaid, to each holder of record of the selected shares to be redeemed, at such holder's last known address as the same appears on the stock register of the Corporation (unless such notice is waived in writing by any such holders) (the “Redemption Notice”);

5.          the Redemption Date (for purposes of determining right, title and interest in and to shares of capital stock being selected for redemption) shall be the later of (A) the date specified as the redemption date in the Redemption Notice given to holders (which date shall not be earlier than the date such notice is given) or (B) the date on which the funds or Redemption Securities necessary to effect the redemption have been irrevocably deposited in trust for the benefit of such holders;

6.          each Redemption Notice shall specify (A) the Redemption Date (as determined pursuant to clause (5) of this paragraph D of this Article THIRTEENTH), (B) the number of shares of capital stock to be redeemed from such holder (and the certificate number(s) evidencing such shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such shares are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates and the completion of the accompanying letter of transmittal; and (F) the fact that all right, title and interest in respect of the shares so selected for redemption (including, without limitation, voting and dividend rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price;

7.          from and after the Redemption Date, all right, title and interest in respect of the shares selected for redemption (including, without limitation, voting and dividend rights) shall cease and terminate, such shares shall no longer be deemed to be outstanding (and may either be retired or held by the Corporation as treasury stock) and the owners of such shares shall thereafter be entitled only to receive the Redemption Price; and

8.          upon surrender of the certificates for any shares so redeemed in accordance with the requirements of the Redemption Notice and accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the owner of such shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates) shall be issued representing the shares not redeemed without cost to the holder thereof.

E.            Certification Requirements.  To the extent necessary to enable the Corporation to determine the percentage of the outstanding capital stock of any class owned by Restricted Investors, the Corporation may require that record or beneficial owners of shares of stock confirm whether or not they are Restricted Investors (by submitting such documentary and other evidence thereof as the Corporation may reasonably require or request) and may, in the discretion of the Board of Directors, temporarily withhold and deposit into escrow dividends payable to, any such record holder and owner until adequate confirmation is received. The Board of Directors is authorized to take all such other ministerial acts and to make such interpretations as it may deem necessary or advisable to effectuate the policy and provisions of this Article THIRTEENTH.

F.             Severability. Each provision of this Article THIRTEENTH is intended to be severable from every other provision. If any one or more of the provisions contained in this Article THIRTEENTH is held by a court or similar body of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article THIRTEENTH shall not be affected, and this Article THIRTEENTH shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained therein.

FOURTEENTH: The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the Corporation, to Standard General LP, a Delaware limited partnership, or any stockholder of the Corporation that is an “Affiliate” (as hereinafter defined) of Standard General LP (each, a “SG Stockholder”) or any director of the Corporation who is an employee or “Affiliate” (as hereinafter defined) of any SG Stockholder. Subject to Article THIRTEENTH, no SG Stockholder or director of the Corporation who is an employee or Affiliate of any SG Stockholder shall have any obligation to refrain from (A) engaging in the same or similar activities or lines of business as the Corporation or developing or marketing any products or services that compete, directly or indirectly, with those of the Corporation, (B) investing or owning any interest publicly or privately in, or developing a business relationship with, any Entity (as defined in Article THIRTEENTH) engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or (C) doing business with any client or customer of the Corporation (each of the activities referred to in clauses (A)-(C), a “Specified Activity”), and the Corporation renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any SG Stockholder or any director of the Corporation who is an employee or Affiliate of any SG Stockholder.  As used in this Article FOURTEENTH,  (1) the term “Corporation” means the Corporation and/or any of its Subsidiaries (as defined in Article THIRTEENTH) and (2) the term “Affiliate” means, with respect to Standard General LP, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with Standard General LP; provided that (a) neither the Corporation nor any of its Subsidiaries will be deemed an Affiliate of any SG Stockholder and (ii) no stockholder of the Corporation will be deemed an Affiliate of Standard General LP, in each case, solely by reason of any investment in the Corporation and, for the purposes of this definition, “control,” when used with respect to any Entity, means the power to direct or cause the direction of the affairs or management of that Entity, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

FIFTEENTH: The Corporation will not be subject to the provisions of Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed on its behalf.

/s/ Lawrence Wexler
By: Lawrence Wexler
Title: President and Chief Executive Officer